EXHIBIT 23.2



                              INFORMATION REGARDING
                 AUDIT REPORT AND CONSENT OF ARTHUR ANDERSEN LLP

         This Registration Statement by Hollywood Media Corp. ("Hollywood Media") on Form S-8 (the "Registration Statement") incorporates by reference Hollywood Media's Annual Report on Form 10-K for 2003 (the "2003 10-K"). The 2003 10-K includes the audit report of Arthur Andersen LLP ("Andersen") dated March 13, 2002 (the "Andersen Report") relating to Hollywood Media's financial statements for the fiscal year ended December 31, 2001. In accordance with SEC rules, the Andersen Report included in the 2003 10-K is a copy of Andersen's previously issued audit report, which has not been reissued since Andersen has ceased operations.

         Accordingly, because Andersen has ceased operations, Andersen has not consented to the inclusion of the Andersen Report in this Registration Statement, and we have dispensed with the requirement to file Andersen's consent in reliance on Rule 437a under the Securities Act. Because Andersen has not consented to the inclusion of its report in this Registration Statement, persons acquiring securities in transactions covered by this Registration Statement will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen that have been incorporated by reference in this Registration Statement or any omissions to state a material fact required to be stated therein.